EXHIBIT 99.1

Gladstone Capital Corporation Reports Financial Results for its Third Quarter Ended June 30, 2016

MCLEAN, Va., Aug. 03, 2016 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) (the “Company”) today announced earnings for its third fiscal quarter ended June 30, 2016.  Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov, or from the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	June 30, 2016	March 31, 2016	Change	% Change

Total investment income	$9,844	$9,456	$388	4.1%
Total expenses, net of credits	(4,937)	(4,539)	(398)	8.8
Net investment income	4,907	4,917	(10)	(0.2)
Net realized loss	(84)	(5,521)	(5,437)	(98.5)
Net unrealized appreciation (depreciation)	693	(5,535)	6,228	NM
Net increase (decrease) in net assets resulting from operations	5,516	(6,139)	11,655	NM
Net investment income per common share	0.21	0.21	—	—
Cash distribution per common share	0.21	0.21	—	—
Weighted average yield on interest-bearing investments	10.9%	11.2%	(0.3)	(2.7)
Total invested	$33,994	$20,781	$13,213	63.6
Total repayments and net proceeds	20,389	16,829	3,560	21.2

As of:	June 30, 2016	March 31, 2016	Change	% Change
Total investments, at fair value	$308,226	$293,428	$14,798	5.0%
Fair value, as a percent of cost	79.8%	78.8%	1.0%	1.3
Net assets	185,514	185,204	310	0.2
Net asset value per common share	$7.95	$7.92	$0.03	0.4

Third Fiscal Quarter 2016 Highlights:

  Portfolio Activity: Invested $32.0 million, through secured first and second lien debt, in two new portfolio companies and $2.0 million in existing portfolio companies. Received $20.4 million in repayments and net proceeds from portfolio companies.
  Recurring Distributions: Paid monthly distributions for each of April, May and June 2016 to common stockholders ($0.07 per common share) and to preferred stockholders ($0.140625 per share of the Company’s 6.75% Series 2021 Term Preferred Stock).

Third Fiscal Quarter 2016 Results: Total investment income increased by 4.1% quarter over quarter due to a $0.8 million increase in other income driven primarily by an increase in success fees received during the quarter.  This increase was partially offset by a $0.4 million decline in interest income quarter over quarter due to a lower average interest bearing investment portfolio and weighted average yield on investments. Interest and financing expenses were relatively flat compared to the prior quarter. Total non-interest expenses increased by $0.4 million, or 14.7%, quarter over quarter, primarily due to a $0.5 million decrease in incentive fee credits, when compared to the quarter ended March 31, 2016.  Net Investment Income for the quarter ended June 30, 2016 was $4.9 million, or $0.21 per share, which is consistent with the quarter ended March 31, 2016.

Net Increase in Net Assets Resulting from Operations was $5.5 million, or $0.24 per share for the quarter ended June 30, 2016, compared to a net decrease of $6.1 million, or $0.26 per share for the quarter ended March 31, 2016. The quarter over quarter increase was primarily due to $0.7 million of net unrealized appreciation, which was due to improved performance of certain of our portfolio companies during the period.

Subsequent Events:  Subsequent to June 30, 2016, the following significant events occurred:

  Portfolio Activity: On August 2, 2016, we invested $10.0 million in Merlin International, Inc. through secured second lien debt. Merlin is a provider of comprehensive technology solutions focused on cybersecurity, network performance management, data storage, and enterprise applications within the government healthcare community.
  Distributions Declared:  In July 2016, our Board of Directors declared the following monthly cash distributions to stockholders:

Record Date	Payment Date	Distribution per Common Share	Distribution per Series 2021 Term Preferred Share
July 22	August 2	$0.07	$0.140625
August 22	August 31	0.07	0.140625
September 21	September 30	0.07	0.140625
Total for the Quarter		$0.21	$0.421875

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, August 4, 2016, at 8:30 a.m. EDT.  Please call (855) 465-0177 to enter the conference.  An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through September 4, 2016.  To hear the replay, please dial (855) 859-2056 and use conference number 29786405.  The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com.  The event will be archived and available for replay on the Company’s website through September 4, 2016.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to small and medium sized businesses in the United States.  Including distributions through today, the Company has paid 162 consecutive monthly or quarterly cash distributions on its common stock.  Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN:  Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended June 30, 2016, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.